UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 25, 2012

TMX FINANCE LLC

(Exact name of registrant as specified in its charter)

Delaware	333-172244	20-1106313
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Bull Street, Suite 200

Savannah, Georgia 31401

(Address of principal executive offices)

(912) 525-2675

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.  Material Impairments.

On May 25, 2012, the management of TMX Finance LLC (the “Company”) decided to stop further development of a new proprietary store software system and to write off capitalized costs associated with this software system. Approximately $20 million of costs associated with the new software system have been capitalized to date, and, in accordance with applicable Generally Accepted Accounting Principles, the Company will write off most or all of these costs as a special one-time, non-cash impairment charge in the quarter ending June 30, 2012. The Company is considering a separate review of the functionality developed to date in order to determine whether any elements of the software system can be effectively redirected for other use in the business, thereby recovering some of the costs incurred. The decision to stop further development of this software system was the result of heightened concerns about its scalability to accommodate the full extent of the Company’s updated strategic growth initiatives and recently identified increases in the estimated costs together with significant extensions of delivery schedules. Further cash expenditures anticipated as a result of this decision are insignificant.

Previously, the Company successfully developed and deployed its current store software system, which is adequate to meet the Company’s current needs. The Company will continue to improve this software system and review enhancements or a new proprietary store software system as part of its overall strategic plans.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ Donald E. Thomas
Donald E. Thomas
Date: June 1, 2012		Chief Financial Officer